Exhibit 4.1

EXECUTION VERSION

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 13, 2015 (this “Instrument”), among CAESARS ENTERTAINMENT OPERATING COMPANY, INC. (f/k/a HARRAH’S OPERATING COMPANY, INC.), a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at One Caesars Palace Drive, Las Vegas, Nevada 89101 (the “Issuer”), WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), a federal savings bank duly organized and existing under the laws of the United States, having its corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801, as resigning Trustee (the “Resigning Trustee”), and BOKF, N.A., a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at One Williams Center, 10SW, Tulsa, OK 74103, as successor Trustee (the “Successor Trustee”).

RECITALS

WHEREAS, the Issuer, Caesars Entertainment Corporation, Inc. (f/k/a Harrah’s Entertainment, Inc.), as Parent Guarantor, and the Resigning Trustee (as successor in interest to U.S. Bank National Association (“U.S. Bank”)) are parties to that certain Indenture, dated as of April 16, 2010, as amended by the Supplemental Indenture, dated as of May 20, 2010 (as so amended, the “Indenture”), pursuant to which the Issuer issued 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Issuer appointed Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture;

WHEREAS, U.S. Bank resigned as Trustee, Registrar, Paying Agent, Collateral Agent and Notes Custodian with respect to the Global Notes and Resigning Trustee was appointed as successor in such capacities pursuant to an Instrument of Resignation, Appointment and Acceptance dated as of July 29, 2014 among the Issuer, the Resigning Trustee and U.S. Bank;

WHEREAS, Section 7.08(a) of the Indenture provides that the Trustee may resign at any time by notifying the Issuer;

WHEREAS, Section 7.08(c) of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall deliver a written acceptance of its appointment to the retiring Trustee and the Issuer, and thereupon the resignation of the predecessor Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture;

WHEREAS, the Resigning Trustee wishes to resign as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept such appointment as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. The Resigning Trustee hereby notifies the Issuer that the Resigning Trustee hereby resigns as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture. Pursuant to a Notice of Resignation dated October 24, 2014, the Resigning Trustee resigned as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(b) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the knowledge of the Responsible Officers assigned to its corporate trust department, by the respective holders of the percentage in aggregate principal amount of the Notes required by the Indenture.

(c) There is no action, suit, or proceeding pending or, to the knowledge of the Responsible Officers assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(d) US$750,000,000 aggregate principal amount of the Notes are outstanding as of the date of this Instrument and all interest due on the Notes has been paid to October 15, 2014; and

(e) To the best knowledge of the Responsible Officers assigned to its corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee under the Indenture.

(f) Without independent investigation, to the best of the knowledge of the Responsible Officers of the Resigning Trustee, the Resigning Trustee has not received written notice from the Issuer or any holder that a Default or Event of Default has occurred and is continuing.

Section 103. Subject to the terms and limitations in this Instrument, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in its capacity as Trustee under the Indenture in and to the trust under the Indenture and all other the rights, powers and duties of the Resigning Trustee (except for past fees and expenses collected and/or accrued prior to the date hereof as addressed in Section 304 below) under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Issuer and/or the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes.

Section 104. As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto, to the extent the items are in the possession of the Resigning Trustee.

Section 105. The following actions involve WSFS in connection with that certain indenture dated as of April 15, 2009 under which the Issuer issued 10% Second-Priority Senior Secured Notes due 2018: (i) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, v. Caesars Entertainment Corporation, et al., in the Court of Chancery of the State of Delaware, Case No. 10004-VCG and (ii) Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation v. Wilmington Savings Fund Society, FSB, et al., in the Supreme Court of the State of New York, County of New York, Index No. 652392/2014. WSFS, as trustee under the Indenture, is not a party to the actions referred to in the preceding sentence.

Section 106. Delaware Trust Company currently acts as Collateral Agent under the Indenture.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture, and (b) appoint the Successor Trustee as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture. The Issuer hereby appoints the Successor Trustee as successor Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and confirms to the Successor Trustee all the rights, powers and duties of the Resigning Trustee under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:

(a) It is a corporation duly incorporated and existing pursuant to the laws of the State of Delaware.

(b) The Indenture and Security Documents were validly and lawfully executed and delivered by the Issuer and are in full force and effect.

(c) The Indenture, the Security Documents and the Notes are binding obligations of the Issuer.

(d) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Issuer that:

(a) The Successor Trustee is eligible and qualified under the Indenture to act as Trustee under the Indenture.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitute its legal, valid and binding obligation, enforceable in accordance with its terms.

Section 302. Pursuant to Section 7.08(c) of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee, Registrar, Paying Agent and Notes Custodian with respect to the Global Notes under the Indenture and shall hereby be vested with all the rights, powers and duties of the Resigning Trustee under the Indenture. The Successor Trustee does not hereby assume any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee in the performance or non-performance of the Resigning Trustee’s duties as Trustee under the Indenture.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each holder of the Notes in accordance with the Indenture.

Section 304. Notwithstanding this Instrument and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights and entitlements relating to its service as Trustee and Collateral Agent under the Indenture and the Security Documents arising or accruing on or before the effective date of this Instrument, including without limitation, all entitlements to the payment of its fees and reimbursement of its expenses, regardless of when such amounts become payable or are paid. The Resigning Trustee hereby notifies the Issuer and the Successor Trustee that, as of the date of this Instrument, there are outstanding fees and expenses of the Resigning Trustee and of U.S. Bank, as predecessor trustee, in connection with the Indenture. In the event and to the extent the Successor Trustee shall exercise its right to priority of payment or any Lien upon the distributions to holders of the Notes or otherwise becomes entitled to receive payment of funds subject to Section 7.07 of the Indenture, or payment otherwise of any fees and expenses as Trustee under the Indenture for any reason, it shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, incurred in connection with its duties under the Indenture or the Security Documents prior to the effective date of this Instrument, and any subsequent transitional services requested by the Successor Trustee from the Resigning Trustee after the effective date of this Instrument. The fees, costs, expenses and indemnification of the Resigning Trustee shall at all times rank pari passu with those of the Successor Trustee without any preference between themselves. To the extent the Resigning Trustee receives funds from the Issuer, other than for payment of the Resigning Trustee’s fees and expenses, it agrees to hold those funds as agent for the Successor Trustee and promptly pay over such funds to the Successor Trustee.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes and appointment of the Successor Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes shall be effective as of the close of business 10 Business Days after the date first written above.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indenture and Section 7.06 of the Collateral Agreement to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior and transitional service under the Indenture as Trustee and Collateral Agent to the same extent as if no resignation shall have occurred. The Issuer acknowledges and affirms its obligations to the Successor Trustee as set forth in Section 7.07 of the Indenture and Section 7.06 of the Collateral Agreement. The Issuer shall promptly pay the fees and expenses of the Resigning Trustee and the Successor Trustee and their professionals to the extent provided by the Indenture and the Security Documents.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 405. Nothing in this Instrument shall impose any duty upon the Resigning Trustee to disclose any communications, information or materials subject to the attorney client privilege, work product doctrine or any confidentiality agreement to the Successor Trustee or any other person or entity.

Section 406. This Instrument may be executed in any number of PDF or facsimile counterparts, each of which shall be deemed an original but such counterparts shall together constitute but one and the same instrument.

Section 407. All notices will be deemed duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier, pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Telephone: (302) 888-7420

Facsimile: (302) 421-9137

Attn: Patrick J. Healy, VP and Director

TO THE SUCCESSOR TRUSTEE:

BOKF, N.A.

One Williams Center, 10SW

Tulsa, OK 74103

Direct Dial: (918) 588-6728

Facsimile: (918) 588-6083

Attn: Marrien Neilson, Senior Vice President

TO THE ISSUER:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89101-8969

Telephone: (702) 407-6000

Facsimile: (702) 407-6418

Attn: General Counsel

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., as Issuer

By	/s/ Mary E. Higgins
	Name:	Mary E. Higgins
	Title:	Chief Financial Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Resigning Trustee

By	/s/ Patrick J. Healy
	Name:	Patrick J. Healy
	Title:	Vice President

BOKF, N.A., as Successor Trustee

By	/s/ Marrien Neilson
	Name:	Marrien Neilson
	Title:	Senior Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee:

1.	Executed copies of the Indenture and Security Documents.

2.	such other nonconfidential, unprivileged documents currently in the possession of the Resigning Trustee as the Successor Trustee may reasonably request in order to transfer the appointment to it.

EXHIBIT B

[Successor Trustee letterhead]

NOTICE

To the Holders of Caesars Entertainment Operating Company, Inc. (f/k/a Harrah’s Operating Company, Inc.), a Delaware corporation (the “Issuer”) 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”):

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08(c) of the Indenture (as amended or supplemented, the “Indenture”), dated as of April 16, 2010, among the Issuer, Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a Delaware corporation, as Parent Guarantor, and Wilmington Savings Fund Society, FSB (“WSFS”), as Trustee, that WSFS has resigned as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

Pursuant to the Indenture, the Issuer has appointed BOKF, N.A. as successor Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture, which appointment has been accepted and has become effective. The address of BOKF, N.A. is One Williams Center, 10SW, Tulsa, OK 74103, Attn: Marrien Neilson.

Dated: [DATE]

BOKF, N.A., as successor Trustee